CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of Vanguard Index Funds of our report dated November 13, 2019, relating to the financial statements and financial highlights, which appears in Vanguard U.S. Value Fund's (a series of Vanguard Malvern Funds) Annual Report on Form N-CSR for the year ended September 30, 2019 and of our report dated February 13, 2020, relating to the financial statements and financial highlights, which appears in Vanguard Value Index Fund's (a series of Vanguard Index Funds) Annual Report on Form N-CSR for the year ended December 31, 2019. We also consent to the references to us under the headings "Financial Highlights", "Additional Information About the Funds" and "Representations and Warranties" in such Registration Statement.

Philadelphia, Pennsylvania

September 16, 2020